Exhibit 99.1
To: All Partners, from Brian

Subject: Organizational Changes to Accelerate Back to Starbucks

Partners,

As I shared during our last Quarterly Connect and, on the earnings call, our performance isn’t yet where we want it to be. We’re making the changes necessary to get back to Starbucks, and I’m encouraged by our progress. I feel the momentum in our coffeehouses, hear it from our partners and customers, and see it in the results of our pilots.

We’re on the right path, but we need to move faster. We’re making additional organizational changes to help bring teams closer together, strengthen leadership accountability, and allow teams to move with even greater clarity and urgency.

Here are the changes:

•Mike Grams will step into the role of chief operating officer. In addition to leading our North American coffeehouses, he will now oversee global coffeehouse development and global supply chain. Meredith Sandland, evp and chief development officer, and Sanjay Shah, evp and chief supply chain officer, will now report to Mike. I’m excited to bring these functions together and to see the impact of Meredith, Sanjay, and Mike working more closely to elevate the design, build, and operations of our coffeehouses and to deliver a world-class supply chain that empowers our green apron partners and delights our customers.

•We’re bringing the Global Coffee and Sustainability team and the Global Brand team together. Coffee is at the heart of Starbucks, and this change will further cement coffee at the core of our menu, product innovation, and marketing. It will also help us further embed sustainability in our products, packaging, and operations. Michelle Burns, evp, Global Coffee and Sustainability will report to Tressie Lieberman, evp, global chief brand officer.

•Deb Hall Lefevre, evp, chief technology officer, will now report to Cathy Smith, evp, chief financial officer. Delivering world class technology that enables our partners to craft high-quality beverages and spend more meaningful time with customers is a priority. It’s an important area of investment and I know that working together Deb and Cathy will help us accelerate this work.

Deb, Meredith, Michelle and Sanjay will continue to serve on our Executive Leadership Team (ELT), alongside my direct reports: Brady Brewer (ceo, International), Dominic Carr (evp, chief communications and corporate affairs officer), Mike Grams (chief operating officer), Sara Kelly (evp, chief partner officer), Brad Lerman (evp, chief legal officer), Tressie Lieberman (evp, global chief brand officer), Molly Liu (ceo, China), Cathy Smith (evp, chief financial officer).

Separately, Brad Lerman, evp, chief legal officer, and I have been talking about what makes sense for him and for our legal team and Brad will be leaving Starbucks in the coming months. We’re beginning a search for a new chief legal officer, and Brad will both assist with the search and continue to lead our legal team until a successor is in place. We’ll recognize Brad’s contributions to Starbucks before he leaves but for now, I’ll just say how much I appreciate everything he’s done, and the wise counsel he offers me, the board, and leaders across the company.

Across our U.S. coffeehouses, the SSC, and around the world, we’ve driven significant change in the last few months. We’re getting back to Starbucks. I deeply appreciate all the work everyone is doing. We’re refocusing on the customer, supporting our green apron partners, and acting like owners. We’re testing, learning, and moving quickly. I’m confident these organizational changes will help us go even faster.

On we go,

Brian